Exhibit 99.11

THIRD AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT is dated as of December 23, 2010 (this “Amendment”), by and between CONSUMER PORTFOLIO SERVICES, INC., a California corporation (the “Company”), and LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (the “Purchaser”).

R E C I T A L S

A. The Company and the Purchaser are parties to that certain Securities Purchase Agreement dated as of June 30, 2008, as amended by a First Amendment to Securities Purchase Agreement dated as of July 10, 2008 and a Second Amendment to Securities Purchase Agreement dated as of November 13, 2009 (as so amended, the “Securities Purchase Agreement”), by and between the Company and the Purchaser pursuant to which, among other things, the Company issued and sold to the Purchaser, and the Purchaser purchased from the Company, the Securities, all on the terms and subject to the conditions set forth therein. Unless otherwise indicated, all capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Securities Purchase Agreement.

B. The Term C Note becomes due December 29, 2010, and the Company has requested that the Purchaser extend the maturity date of the Term C Note and extend additional funds to the Company in the amount of $20,000,000 (the “New Loan”), as described herein.

C. The Purchaser is willing to extend the maturity date of the Term C Note and make the New Loan to the Company, but only on the terms and subject to the conditions set forth in this Agreement and the other Third Amendment Documents (as defined below).

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Purchase and Sale of Securities.

(a) Authorization. The Company has authorized the issuance, sale and delivery to the Purchaser of a Secured Senior Note Due 2013 in the principal face amount of $27,750,000, in substantially the form attached as Exhibit A hereto (the “Amended and Restated Term C Note”). The Amended and Restated Term C Note shall constitute an Obligation, the payment and performance of which shall be secured by the Collateral referred to in the Collateral Documents (with the priority of all such collateral security for the Amended and Restated Term C Note being pari passu with the collateral security for the other Notes) and is guarantied under the Subsidiary Guaranty (which is secured by the Collateral referred to in the Collateral Documents to which the Subsidiary Guarantors are party). The Indebtedness evidenced by the Amended and Restated Term C Note, including the payment of principal, premium, if any, and interest thereon, shall constitute Senior Indebtedness of the Company.

(b) Authorization of Common Stock. The Company has authorized the issuance, sale and delivery to the Purchaser of 880,000 shares of Common Stock (“Purchaser Third Amendment Common Shares”).

(c) Authorization of Series B Convertible Preferred Stock. The Company has authorized the issuance, sale and delivery to the Purchaser of 1,870 shares of Series B Convertible Preferred Stock (the “Purchaser Third Amendment Series B Convertible Preferred Stock”, and together with the Purchaser Third Amendment Common Shares, the “Purchaser Third Amendment Shares”). The Purchaser Third Amendment Shares and the Amended and Restated Term C Note shall be collectively referred to herein as the “Additional Securities”.

(d) Purchase and Sale of Securities. Subject to the terms and conditions contained herein and in the Securities Purchase Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein and the Securities Purchase Agreement, on the Third Amendment Effective Date (as defined below):

(i) the Company shall issue, sell and deliver to the Purchaser the Amended and Restated Term C Note, which represents (i) the New Loan, and (ii) the outstanding principal amount of the Term C Note, and the Purchaser shall purchase from the Company, the Amended and Restated Term C Note.

(ii) The Company shall issue, and deliver to the Purchaser, the Purchaser Third Amendment Common Shares.

(iii) The aggregate purchase price to be paid by the Purchaser for the Additional Securities shall be $25,000,000, consisting of a purchase price for the Amended and Restated Term C Note of $22,646,000 and a purchase price for the Purchaser Third Amendment Common Shares of $753,280 and a purchase price for the Purchaser Third Amendment Series B Convertible Preferred Stock of $1,600,720. The Company and the Purchaser agree that, for purposes of Section 1271 et seq. of the Code, the original issue price of the Amended and Restated Term C Note will be 81.61% of the original principal face amount thereof, and that this agreement is intended to constitute an agreement as to the issue price of the Additional Securities for all federal, state and local income Tax purposes.

(e) Closing. The closing of the purchase and sale of the Amended and Restated Term C Note pursuant to the terms of this Amendment shall take place at December 23, 2010, on the Third Amendment Effective Date. At the closing, the Company shall deliver to the Purchaser the (i) Amended and Restated Term C Note, duly executed by the Company and (ii) Purchaser Third Amendment Common Shares against delivery by

Purchaser to Company of (i) the original Term C Note for purposes of cancellation and (ii) immediately available funds in the amount of $20,000,000 by wire transfer of such funds to a bank account designated by the Company in writing at least two (2) Business Days prior to the Third Amendment Effective Date.

(f) Use of Proceeds. The proceeds to be received by the Company from the issuance and sale of the Amended and Restated Term C Note hereunder shall be used (i) to pay the fees, costs and expenses associated with the transactions contemplated hereby and (ii) for general corporate purposes; provided, however, that no such proceeds shall be used for the direct or indirect benefit of any of the Excluded Subsidiaries.

2. Amendments to Securities Purchase Agreement. Effective on and as of the Third Amendment Effective Date, pursuant to Section 11.2 of the Securities Purchase Agreement, the Securities Purchase Agreement shall be amended as follows:

(a) Section 1.1 (Definitions) of the Securities Purchase Agreement shall be amended by adding the following new definitions to Section 1.1 in alphabetical order:

“‘Amended and Restated Term C Note’ shall mean that certain Secured Senior Note Due 2013 dated December 23, 2010, issued by the Company to the Purchaser in the principal face amount of $27,750,000, as amended from time to time.”

“‘Folio Maturity Extension Date’ shall have the meaning set forth in Section 8.27.”

“‘Folio Maturity Extension Fee’ shall have the meaning set forth in Section 8.27.”

“‘Purchaser Third Amendment Series B Convertible Preferred Stock” shall have the meaning set forth in the Third Amendment.

“‘Specified Securitization Transaction’ shall mean a transaction or series of transactions of the type specified in clause (i) of the definition of “Securitization Transaction” involving the pooling and sale of at least $50,000,000 of receivables pursuant to Automobile Contracts and on terms and conditions reasonably acceptable to the Purchaser.”

“‘Third Amendment’ shall mean a Third Amendment to Securities Purchase Agreement dated as of December 23, 2010, between the Company and the Purchaser.”

“‘Third Amendment Effective Date’ shall have the meaning set forth in the Third Amendment.”

(b) Section 1.1 (Definitions) of the Securities Purchase Agreement shall be further amended by replacing the existing definitions of the following terms with the following new definitions of such terms, respectively:

“‘Agreement’ shall mean this Agreement, together with the Exhibits and Disclosure Schedules, as amended by the First Amendment, the Second Amendment and Third Amendment and as further amended from time to time.”

“Investment Documents” shall mean, collectively, this Agreement, the Notes, the Registration Rights Agreement, the Investor Rights Agreement, the Guaranties, the Collateral Documents, the Landlord Consents and Waivers, UCC financing statements, any Securitization Transaction Collateral Release Agreements, the consent letter regarding the settlement of the “Pardee” litigation dated the Closing Date, the letter regarding certain post-Closing matters referred to in Section 5.6(i), the Certificate of Determination of Rights, Preferences and Privileges of Series B Convertible Preferred Stock of Consumer Portfolio Services, Inc and all other agreements, instruments, certificates, letters and other documents executed or delivered in connection with this Agreement or any other Investment Document and the notes issued by the Company in connection with any Assignments or Participations thereof. The term ‘Note’ shall refer to any of the foregoing individually, as applicable.

“‘Notes’ shall mean, collectively, any and all notes or similar instruments evidencing any Indebtedness owing by the Company to the Purchaser or any Affiliate thereof and issued in connection with any Investment Documents, including the Amended and Restated Term A Note, the Amended and Restated Term B Note and the Amended and Restated Term C Note, in each case as amended from time to time. The term “Note” or “Notes” shall also include, where applicable, any additional note or notes issued by the Company in connection with any Assignments or Participations thereof. The term ‘Note’ shall refer to any of the foregoing individually, as applicable.”

“‘Obligations’ shall mean any and all present and future loans, advances, Indebtedness, claims, guarantees, liabilities or obligations (monetary and non-monetary) of the Company Parties (or any of them), or of any other Person for or on behalf of the Company Parties (or any of them), owing to the Purchaser, Levine Leichtman Capital Partners, Inc. or any of the other Indemnified Parties, of whatever nature, character or description, the payment and performance of which is provided for, arises under, related to or is in connection with this Agreement, the Notes, the Warrants, the Registration Rights Agreement, the Investor Rights Agreement, the Guaranties, the Collateral Documents, the Purchaser Third Amendment Series B Convertible Preferred Stock and the other Investment Documents, any and all agreements, instruments or other documents heretofore or hereafter executed or delivered in connection with any of the foregoing, in each case whether due or not due, direct or indirect, joint or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or underdetermined, now or hereafter existing, amended, renewed, extended, exchanged, restated, refinanced, refunded or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether for principal, interest (including interest accruing after judgment), premiums, fees, costs, expenses (including attorneys’ fee) or other amounts incurred for administration, collection, enforcement or otherwise, whether or not arising after the commencement of any proceeding under the Bankruptcy Laws (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may be barred by any statute of limitations or such Indebtedness, claim, liability or obligation may otherwise be unenforceable.

(c) Clause (c) (LLCP Coverage Ratio) of Section 9.16 (Financial Covenants) of the Securities Purchase Agreement shall be amended and restated to read in its entirety as follows:

“(b) LLCP Coverage Ratio. For each calendar month, commencing with the calendar month ending January 31, 2011, the Company shall not permit the LLCP Coverage Ratio to be less than (i) for each month ending on or before June 30, 2011, one hundred ten percent (110%), (ii) for each month ending on July 31, 2011 and on or before September 30, 2011, one hundred fifteen percent (115%), (iii) for each month ending October 31, 2011 and on or before December 31, 2011, one hundred twenty percent (120%), (iv) for each month ending January 31, 2012 and on or before March 31, 2012, one hundred twenty five (125%), (v) for each month ending April 30, 2012 and on or before June 30, 2012, one hundred thirty percent (130%), (vi) for each month ending July 31, 2012 and on or before September 30, 2012, one hundred thirty five percent (135%), (vii) for each month ending October 31, 2012 and on or before December 31, 2012, one hundred forty percent (140%), (viii) for each month ending January 31, 2013 and on or before March 31, 2013, one hundred fifty five percent (155%), (ix) for each month ending April 30, 2013 and on or before June 30, 2013, one hundred sixty five percent (165%), (x) for each month ending July 31, 2013 and on or before December 31, 2013, one hundred seventy five percent (175%), in each case, at and as of the last day of such calendar month.

(d) Article 8 (Affirmative Covenants) of the Securities Purchase Agreement is hereby amended by adding the following new Section 8.26 to the end of such Article:

“8.26. Completed Minimum Securitizations. The Company shall, or shall cause one or more of its Subsidiaries, to enter into the minimum number of new Specified Securitization Transactions indicated below during the time periods indicated below (it being understood that the New Warehouse Financing Transaction shall not be counted for purposes of complying with this covenant):

Time Period	Number of Specified Securitization Transactions
From the Third Amendment Effective Date up to and including December 31, 2011	2
From the Third Amendment Effective Date up to and including December 31, 2012	5
From the Third Amendment Effective Date up to and including December 31, 2013	8

(e) Article 8 (Affirmative Covenants) of the Securities Purchase Agreement is hereby amended by adding the following new Section 8.27 to the end of such Article:

“8.27. Additional Fees. The Company shall pay the Purchaser, or its designee, the following additional non-refundable fee (the “Folio Maturity Extension Fee”) based on the execution and delivery to the Purchaser by May 26, 2011 of documentation (or failure to deliver any such documentation) evidencing the extension of the maturity date of the Folio Funding II/ Citigroup Notes (and any other notes issued under the Folio Funding II/ Citigroup Indenture) from the existing maturity date (the date such maturity date is extended to being referred to as the “Folio Maturity Extension Date”) to a Folio Maturity Extension Date:

Folio Maturity Extension Date	Folio Maturity Extension Fee
No extension beyond May 26, 2011, or any date from May 27, 2011 up to April 29, 2012	$1,000,000
April 30, 2012, or any date from May 1, 2012 up to April 29, 2013	$500,000
April 30, 2013 and beyond	$0

The Folio Maturity Extension Fee shall be due and payable in immediately available funds on the earlier of (i) the date of execution of an extension agreement with respect to a Folio Maturity Extension Date, if any, and (ii) May 26, 2011. The Folio Maturity Extension Fee shall be fully earned and non-refundable when paid, regardless of any subsequent extension of the maturity date of the Folio Funding II/ Citigroup Notes and shall be in addition to any fees or obligations referred to in this Agreement or the other Investment Documents, shall not be subject to counterclaim, Taxes or off-set for, or be otherwise affected by, any claim or dispute relating to any other matter, and shall constitute an Obligation, the payment and performance of which shall be secured by the Collateral referred to in the Collateral Documents and is guaranteed under the Subsidiary Guaranty (which is secured by the Collateral referred to in the Collateral Documents to which the Subsidiary Guarantors are party).

(f) Article 8 (Affirmative Covenants) of the Securities Purchase Agreement is hereby amended by adding the following new Section 8.28 to the end of such Article:

“8.28 Additional Shareholder Approval.

(a) The Company covenants and agrees to actively and diligently seek and solicit the affirmative vote or written consent of the shareholders of the Company Shareholders to, and shall recommend to the Company Shareholders, all in accordance with Applicable Laws (including, without limitation, the proxy rules promulgated under the Exchange Act), the approval of the Company Shareholders (“2011 Shareholder Approval”) to the issuance by the Company of the Common Stock issuable upon conversion of the Purchaser Third Amendment Series B Convertible Preferred Stock, including, the approval of the Company Shareholders under the applicable rules of the Nasdaq to issue the additional Common Stock upon exercise of the Purchaser Third Amendment Series B Convertible Preferred Shares.

(b) Without limiting the generality of the foregoing, the Company shall (i) as soon as reasonably practicable following completion of the audit of its financial statements for the year ending December 31, 2010, file preliminary proxy materials with the SEC with respect to the solicitation of proxies for the next annual meeting of shareholders of the Company (the “2011 Annual Meeting”), which materials shall include, in addition to any other proposals which may be submitted to the Company Shareholders, a proposal to seek 2011 Shareholder Approval (the “2011 Shareholder Approval Proposal”), (ii) as soon as reasonably practicable following completion of the audit of its financial statements for the year ending December 31, 2010, prepare and mail notice of the 2011 Annual Meeting, together with a proxy statement complying with the rules and regulations of the SEC, recommending a vote “for” the 2011 Shareholder Approval Proposal and soliciting proxies to vote shares “for” the 2011 Shareholder Approval Proposal, and (iii) use its best efforts to obtain 2011 Shareholder Approval at the 2011 Annual Meeting, including retaining, if appropriate, a proxy solicitation firm to assist the Company in soliciting proxies for the 2011 Annual Meeting. The Company shall hold the 2011 Annual Meeting on or before May 31, 2011. Nothing in this Section 8.28(b) shall prohibit the Company from obtaining 2011 Shareholder Approval by written consent of the Company Shareholders or from holding a special meeting of the Company Shareholders for the purpose of seeking to obtain 2011 Shareholder Approval. If the Company shall fail to obtain 2011 Shareholder Approval, it shall use best efforts to obtain 2011 Shareholder Approval, including by holding additional special meetings of the Company Shareholders, and by submitting to the Company Shareholders at any subsequent annual meeting of shareholders, the 2011 Shareholder Approval Proposal.

(g) Article 8 (Affirmative Covenants) of the Securities Purchase Agreement is hereby amended by adding the following new Section 8.29 to the end of such Article:

“8.29 Purchaser Third Amendment Series B Convertible Preferred Stock. The Company shall deliver certificates representing the Purchaser Third Amendment Series B Convertible Preferred Stock to the Purchaser by December 29, 2010, together with a legal opinion letter from TroyGould, special counsel to the Company Parties, in the form attached hereto as Exhibit C dated as of December 29, 2010, or as otherwise in form and substance satisfactory to the Purchaser. The Company shall deliver (i) an additional legal opinion letter of TroyGould, special counsel to the Company Parties, to the Purchaser, in the form attached hereto as Exhibit D, or as otherwise in form and substance satisfactory to the Purchaser and (ii) the closing certificates referred to in Section 3(e) of the Third Amendment by 2:00 pm PST on December 24, 2010.”

(h) Clause (a) of Section 10.1 (Events of Default) of the Securities Purchase Agreement is hereby amended by inserting the following text after “Note” and before the semicolon:

“or the Folio Maturity Extension Fee”.

(i) Clause (b) of Section 10.1 (Events of Default) of the Securities Purchase Agreement is hereby amended by inserting the following text after “Note” in the parenthetical:

“or the Folio Maturity Extension Fee”.

(j) Clause (c)(i) of Section 10.1 of the Securities Purchase Agreement is hereby amended by inserting the following text after “Section 8.22 (Shareholder Approval);” and before “Section 9.1 (Limitations on Indebtedness)”:

“Section 8.26 (Completed Minimum Securitizations); Section 8.27 (Additional Fees); Section 8.28 (Purchaser Third Amendment Series B Convertible Preferred Stock) ;”

(k) The “Maturity Date” of the Term A Note and Term B Note is hereby amended by deleting “June 30, 2013” in Section 3 of each of the Term A Note and Term B Note and replacing it with “December 31, 2013”.

3. Conditions Precedent. The obligation of the Purchaser to purchase the Amended and Restated Term C Note as provided in Section 1 above, the effectiveness of the amendments set forth in Section 2 above and the other transactions described herein shall be subject to the satisfaction, in the sole discretion of the Purchaser, of each of the following conditions precedent not later than 5:00 p.m. (Los Angeles time) on December 23, 2010 (the date upon which the last of such conditions precedent to be so satisfied, if prior to or at such time on such date, shall be referred to herein as the “Third Amendment Effective Date”):

(a) Fees, Costs and Expenses. The Company shall have paid to the Purchaser, or reimbursed the Purchaser for, all actual and estimated fees, costs and expenses incurred by or on behalf of the Purchaser (A) in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) that otherwise remain unpaid through the Third Amendment Effective Date, in each case, in immediately available funds to a bank account designated by the Purchaser, provided that the Purchaser may withhold all such fees, costs and expenses from the proceeds of the New Loan.

(b) Third Amendment Documents. The Purchaser shall have received the following closing and other documents unless otherwise agreed by Purchaser (the documents listed in clauses (i) through (vi) below together with the Purchaser Third Amendment Series B Convertible Preferred Stock shall be collectively referred to herein as the “Third Amendment Documents”):

(i) This Amendment, together with all Exhibits, duly executed by the Company;

(ii) The Amended and Restated Term C Note, dated as of the Third Amendment Effective Date, duly executed by the Company;

(iii) Certificates representing the Purchaser Third Amendment Common Shares, duly issued by the Company;

(iv) An Acknowledgment and Affirmation of Subsidiary Guaranty and Subsidiary Collateral Documents, dated as of the Third Amendment Effective Date and in form and substance satisfactory to the Purchaser, duly executed by each Subsidiary Guarantor;

(v) The Amended and Restated Term A Note and the Amended and Restated Term B Note, in each case, dated as of the Third Amendment Effective Date, duly executed by the Company;

(vi) Opinion of Counsel. The Purchaser shall have received (i) a legal opinion letter of Andrews & Kurth LLP, special counsel to the Company Parties, dated the Third Amendment Effective Date and in form and substance satisfactory to the Purchaser, and (ii) a legal opinion letter of Mark A. Creatura, Esq., General Counsel to the Company Parties, dated the Third Amendment Effective Date and in form and substance satisfactory to the Purchaser,

(vii) Solvency Certificate. The Company shall have delivered to the Purchaser a Solvency Certificate, in form and substance satisfactory to the Purchaser, duly executed by the Chief Investment Officer of the Company, certifying that each of the Company and its Subsidiaries will be Solvent, both before and immediately after giving effect to the issuance and sale of the Amended and Restated Term C Note and the Purchaser Third Amendment Shares, and the consummation of the transactions contemplated hereby;

(viii) Certificate of Determination. The Certificate of Determination of Rights, Preferences and Privileges of Series B Convertible Preferred Stock of Consumer Portfolio Services, Inc., in the form attached as Exhibit B, shall have been filed with the California Secretary of State and the Purchaser shall have received evidence of filing thereof.

(c) New Warehouse Financing Transaction.

(i) The Company or one of its Subsidiaries shall have entered into a transaction or series of transactions constituting a “Warehouse Financing Transaction” (as defined under the Securities Purchase Agreement) and Page Six Funding LLC shall have entered into a “warehouse credit facility” providing for commitments of at least $50,000,000 (the “New Warehouse Financing Transaction”). The terms and conditions of the New Warehouse Financing Transaction shall be substantially similar to the terms and conditions contained in the term sheet sent by email from Robert Reidl to Kimberly Pollack on November 9, 2010 at 2:10 p.m. PST.

(ii) The Purchaser shall have received true, correct and complete copies of the agreements and other documents relating to the New Warehouse Financing Transaction, all certified by the Secretary of the Company as of the Third Amendment Effective Date.

(d) Third Amendment Effective Date. The Third Amendment Effective Date shall have occurred by December 23, 2010.

(e) Closing Certificates.

(i) “Bring-Down” Officers’ Certificate. The Purchaser shall have received an Officers’ Certificate, in form and substance satisfactory to the Purchaser, dated as of the Third Amendment Effective Date and duly executed by the President and Chief Investment Officer of the Company, to the effect that (i) each of the representations and warranties made by the Company in this Amendment was true and correct when made and is true and correct on and as of the Third Amendment Effective Date, with the same effect as if made on and as of the Third Amendment Effective Date; (ii) each of the covenants and agreements of the Company required to be performed or satisfied by it under this Amendment on or before the Third Amendment Effective Date has been performed or satisfied on or before the Third Amendment Effective Date; and (iii) each of the conditions precedent set forth in this Section 3 has been satisfied and fulfilled.

(ii) Secretary’s Certificates. Each of the Company and the Subsidiaries shall have delivered to the Purchaser a Secretary Certificate, in form and substance satisfactory to the Purchaser, duly executed by the Secretary of each such Person, together with any attachments thereto, respectively. Without limiting the generality of the foregoing, the Secretary’s Certificate of the Company and the Guarantors shall include resolutions of its Board of Directors approving the execution, delivery and performance of this Amendment, the Amended and Restated Term C Note and the other Third Amendment Documents and the consummation of the transactions contemplated hereby and thereby.

(f) Evidence of Good Standing. The Purchaser shall have received from the Company written evidence that each of the Company and the Subsidiaries is in “good standing” in its state of incorporation or formation, as applicable, as of a recent practicable date.

(g) No Legal Prohibition. The execution, delivery or performance of this Amendment and each of the other Third Amendment Documents and the consummation of the transactions contemplated hereby and thereby (including the issuance, sale and delivery by the Company of the Amended and Restated Term C Note and issuance of Purchaser Third Amendment Shares) shall not be prohibited by or violate any Applicable Laws and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws. Without limiting the generality of the foregoing, the consummation of the transactions contemplated hereby shall otherwise comply with all applicable requirements of federal securities and state securities or “blue sky” laws.

(h) No injunction; Order or Suit. There shall not have been issued any injunction, order, decree or ruling that prohibits or limits any of the transactions contemplated by this Agreement or the other Investment Documents, and there shall not be any action, suit, arbitration, proceeding or investigation pending or, to the best knowledge of the Company, threatened that (a) draws into question the validity, legality or enforceability of this Agreement or the other Investment Documents or the consummation of the transactions contemplated hereby or thereby or (b) could result, in the sole judgment of the Purchaser, in (i) the imposition of a penalty if the Amended and Restated Term C Note and Purchaser Third Amendment Shares were delivered as contemplated hereunder or (ii) any Material Adverse Change.

(i) Corporate Actions and Proceedings. All actions and proceedings taken prior to or on the Third Amendment Effective Date with respect to the consummation of the transactions contemplated by this Amendment and the other Third Amendment Documents, including the issuance, sale and delivery by the Company of the Amended and Restated Term C Note and Purchaser Third Amendment Shares, and all agreements, instruments and other documents relating thereto, shall be in form and substance satisfactory to the Purchaser, and the Purchaser shall have received copies of all such agreements, instruments and other documents, where appropriate, to be counterpart originals and/or certified by proper authorities, corporate officials and other Persons.

4. Representations and Warranties of the Company. In order to induce the Purchaser to purchase the Additional Securities and amend the Securities Purchase Agreement as provided herein, the Company represents and warrants to the Purchaser as follows:

(a) Organization and Good Standing. Each Company Party and Subsidiary is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation. Each Company Party and Subsidiary has the requisite power and authority, and all material Operating Licenses, necessary to own or lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; Binding Obligations. Each Company Party has the requisite power and authority to execute, deliver, carry out and perform all of its obligations under each Third Amendment Document to which it is a party, including, with respect to the Company, the power and authority to issue, sell and deliver the Amended and Restated Term C Note and Purchaser Third Amendment Shares being issued and sold by it hereunder. The execution, delivery and performance of each Third Amendment Document to which each Company Party is a party, the issuance, sale and delivery by the Company of the Amended and Restated Term C Note and Purchaser Third Amendment Shares and the consummation of the other transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each such Company Party, and by the members and the Board or managers of each such entity, as applicable. Each Third Amendment Document has been duly executed and delivered by each Company Party that is a party thereto. Each Third Amendment Document is a legal, valid and binding obligation of each Company Party that is a party thereto, enforceable against each such Company Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such law.

(c) Conflicts with Other Instruments; Existing Defaults; Ranking.

(i) The execution, delivery and performance by each Company Party of each Third Amendment Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not (i) violate the Organizational Documents of any such Person, (ii) breach or violate, conflict with the terms of, cause a default under or give rise to a right of termination or a redemption or an acceleration of rights under, any Material Contract to which it is party or by which any of its assets or properties is bound or (iii) breach or violate any Applicable Laws.

(ii) No Company Party or Subsidiary (other than an Excluded Subsidiary) is currently in default, breach or violation of (i) its Organizational Documents, as amended through the date hereof, (ii) any Material Contract to which it is party or by which any of its assets or properties is bound or (iii) any Applicable Laws.

(iii) There are no restrictions or limitations in any Material Contract which prohibit or restrict (A) the issuance and sale of the Amended and Restated Term C Note or Purchaser Third Amendment Shares as contemplated by this Amendment, (B) any merger, sale of assets or other event which would cause a Change in Control, except that (x) the Revolving Credit Agreement (as defined in the Page Four Funding Performance Guaranties) defines a change in control as an event of default thereunder and (y) the Folio Funding II/Citigroup Note Purchase Agreement defines a change in control as an event of default thereunder, or (C) any other financings by any Company Party, including any public or private debt or equity financings.

(iv) All Indebtedness evidenced by the Term A Note, the Term B Note and, after giving effect the purchase and sale of the Amended and Restated Term C Note as contemplated hereby, constitutes Senior Indebtedness of the Company and, other than Indebtedness, if any, arising under the Folio Funding II/Citigroup Performance Guaranty or the Page Four Funding Performance Guaranties, no Indebtedness of the Company ranks pari passu with the Indebtedness evidenced by the Term A Note, the Term B Note or, after giving effect the purchase and sale of the Amended and Restated Term C Note as contemplated hereby, the Amended and Restated Term C Note. Without limiting the generality of the foregoing, all Indebtedness evidenced by the Term A Note, the Term B Note and, after giving effect the purchase and sale of the Amended and Restated Term C Note as contemplated hereby, the Amended and Restated Term C Note, and all other Obligations, constitute “Senior Debt” as defined in the Renewable Subordinated Notes Indenture. There are no agreements, indentures, instruments or other documents to which the Company or any of its Subsidiaries is a party or by which it or they may be bound that directly or indirectly requires or results in the subordination in any manner of any Indebtedness under the Term A Note, the Term B Note or, after giving effect the purchase and sale of the Amended and Restated Term C Note as contemplated hereby, the Amended and Restated Term C Note or any of the other Obligations to the repayment of any other existing or future Indebtedness of the Company or any of its Subsidiaries.

(v) The Renewable Subordinated Notes constitute Subordinated Indebtedness of the Company.

(vi) No Trigger Event (other than the Trigger Events listed on Schedule 1 attached hereto, and Events of Default that have been waived) or Insurance Agreement Event of Default has occurred and is continuing as of the date hereof.

(d) Consents. No Company Party or Subsidiary or Affiliate thereof is required to obtain any Consent in connection with execution, delivery or performance of this Amendment or any other Third Amendment Document or the consummation of the transactions contemplated hereby or thereby, including the issuance, sale and delivery of the Amended and Restated Term C Note and the Purchaser Third Amendment Shares, whether from (a) any Governmental Authority, (b) any trustee, Credit Enhancer, rating agency or other party to any Securitization Transaction or (c) any other Person.

(e) Representations and Warranties. (i) Each of the representations and warranties made by the Company in the Securities Purchase Agreement is true and correct in all material respects, as modified by the Schedules delivered herewith and (ii) each of the representations and warranties made by the Company Parties (or any of them) in the Collateral Documents to which it or they are party, as the case may be, is true and correct in all material respects.

(f) No Defaults. No Default or Event of Default has occurred and is continuing or will occur as a result of the execution and delivery of this Amendment or the other Third Amendment Documents or the consummation of the transactions contemplated hereby or thereby, including the issuance, sale and delivery by the Company of the Amended and Restated Term C Note and the Purchaser Third Amendment Shares.

(g) Note Balances. The outstanding principal balance and “Maturity Date” of each of the Notes that remain unpaid immediately prior to the date hereof are as follows:

Note	Outstanding Principal Balance	Maturity Date
Term A Note	$10,000,000.00	June 30, 2013
Term B Note	$15,000,000.00	June 30, 2013
Term C Note	$5,000,000.00	December 15, 2010

TOTAL	$30,000,000.00

(h) No Material Adverse Change. No Material Adverse Change has occurred since September 30, 2010, or will occur as a result of the execution and delivery of this Amendment or the other Third Amendment Documents or the consummation of the transactions contemplated hereby or thereby, including the issuance, sale and delivery by the Company of the Amended and Restated Term C Note and Purchaser Third Amendment Shares.

(i) Collateral Documents. The Liens granted in favor of the Purchaser under the Collateral Documents to which the Company is a party constitute valid, enforceable and continuing first priority security interests and Liens in, on and to the “Collateral” under such Collateral Documents and secure the payment and performance in full of all Obligations, including all Indebtedness under the Term A Note, the Term B Note and, after giving effect the purchase and sale of the Amended and Restated Term C Note as contemplated hereby, the Amended and Restated Term C Note.

(j) Purchaser Third Amendment Common Shares. The Purchaser Third Amendment Common Shares, together with the 1,225,000 additional shares of Common Stock held by the Purchaser, represent 11.61% of the Company’s outstanding Common Stock. The Purchaser Third Amendment Common Shares and the Common Stock issuable upon conversion of the Purchaser Third Amendment Series B Convertible Stock constitute “Registrable Securities” for purposes of the Registration Rights Agreement.

5. Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Company that:

(a) The Purchaser is acquiring the Amended and Restated Term C Note for its own account, for investment purposes, and not with a view to or for sale in connection with any distribution thereof in violation of any federal or applicable state securities laws.

(b) The Purchaser is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). By reason of its business and financial experience, the Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Securities, has the capacity to protect its own interests and is able to bear the economic risk of such investment. The Purchaser has had an opportunity to review the books and records of the Company Parties and all documents, information and agreements furnished to the Purchaser by the Company relating to the Amended and Restated Term C Note, and to ask questions of representatives of the Company concerning the terms and conditions of the transactions contemplated by this Amendment.

6. Release. As further consideration to the Purchaser for its agreements under this Amendment and the other Third Amendment Documents, effective on and as of the Third Amendment Effective Date:

(a) The Company, for itself and on behalf of the Subsidiary Guarantors and its and their respective successors, assigns, and present and future stockholders, officers, directors, Affiliates, employees, agents and attorneys (collectively, the “Releasing Parties”), hereby remises, releases and forever discharges the Purchaser and its present and former Affiliates, officers, directors, partners (general and limited), stockholders, members, managers, employees, agents, attorneys, successors and assigns, from and against any and all claims, rights, actions, causes of action, suits, liabilities, defenses, damages, losses, costs and expenses (including attorneys’ fees), of whatever nature, type or description, that are based upon, relate to or arise out of any facts, acts, omissions, events or circumstances existing or occurring on or prior to the date hereof, whether arising out of or related to this Amendment, the Securities Purchase Agreement, the Notes, the Guaranties, the Collateral Documents or any other Investment Document, any of the transactions contemplated hereby or thereby, the administration or enforcement of the Obligations or any act, omission or event occurring in connection herewith or therewith, in each case whether known or unknown, existing or potential or suspected or unsuspected.

(b) The Company, for itself and on behalf of the other Releasing Parties, waives any and all claims, rights and benefits it may have under any law of any jurisdiction that would render ineffective a release made by a creditor of claims that the creditor does not know or suspect to exist in its favor at the time of executing the release and that, if known by it, would have materially affected its settlement with the applicable debtor. The Company, for itself and on behalf of the other Releasing Parties, acknowledges that it is aware of the following provisions of section 1542 of the California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(c) The Company, for itself and on behalf of the other Releasing Parties, expressly and voluntarily waives each and all claims, rights, or benefits it has or may have under section 1542 of the California Civil Code, or any other similar law of any other jurisdiction, to the full extent that it may lawfully waive such claims, rights and benefits in connection with this release. The Company, for itself and on behalf of the other Releasing Parties, acknowledges that (a) it has been represented by independent legal counsel of its own choice throughout all of the negotiation that preceded the execution of this Amendment and that it has executed this Amendment after receiving the advice of such independent legal counsel, and (b) it and its respective counsel have had an adequate opportunity to make whatever investigation or inquiry they deem necessary or desirable in connection with the release contained in this Section 6.

(d) No claim shall be made by the Company or any other Releasing Party against the Purchaser, or any Affiliates, officers, directors, partners (general and limited), stockholders, members, managers, employees, agents, attorneys, successors and assigns of the Purchaser, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to any of the matters being released under this Section 6. The Company, for itself and on behalf of the other Releasing Parties, hereby waives, releases and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

7. Confirmation; Full Force and Effect. The amendments set forth in Section 2 amend the Securities Purchase Agreement on and as of the date hereof, and the Securities Purchase Agreement shall remain in full force and effect, as amended thereby, from and after the date hereof in accordance with its terms. The Company hereby ratifies, approves and affirms in all respects each of the Securities Purchase Agreement, as amended hereby, the Notes, the Collateral Documents (including the Liens granted in favor of the Purchaser under the Collateral Documents) and each of the other Investment Documents, the terms and other provisions hereof and thereof and the Obligations hereunder and thereunder.

8. No Other Amendments. This Amendment is being delivered without prejudice to the rights, remedies or powers of the Purchaser under or in connection with the Securities Purchase Agreement, the Notes, the Guaranties, the Collateral Documents and the other Investment Documents, Applicable Laws or otherwise and, except as expressly provided in Section 2, shall not constitute or be deemed to constitute an amendment or other modification of, or a supplement to, the Securities Purchase Agreement or any Investment Document or the obligations of the Company Parties thereunder. In addition, nothing contained in this Amendment or any other Third Amendment Document is intended to constitute, or shall be construed as, a waiver of any Default, Event of Default or other breach or violation of the Securities Purchase Agreement, the Notes, the Guaranties, the Collateral Documents or any other Investment Document, whether past, present or future, or a forbearance by the Purchaser of any of its rights, remedies or powers against the Company Parties (or any of them) or the Collateral. The Purchaser hereby expressly reserves all of its rights, powers and remedies under or in connection with the Securities Purchase Agreement, the Notes, the Guaranties, the Collateral Documents and the other Investment Documents, whether at law or in equity, including the right to declare all Obligations to be due and payable.

9. Miscellaneous Provisions.

(a) Entire Agreement; Successors and Assigns. The Third Amendment Documents, the Securities Purchase Agreement and the other Investment Documents constitute the entire understanding and agreement with respect to the purchase and sale of the Amended and Restated Term C Note and the Purchaser Third Amendment Shares and supersede all other prior oral and written, and all contemporaneous oral, agreements, negotiations, discussions and understandings with respect thereto. This Amendment shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

(b) Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, INCLUDING WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(c) Counterparts. This Amendment and each other Third Amendment Document may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY

CONSUMER PORTFOLIO SERVICES, INC., a California corporation

By:	/s/ Robert E. Riedl
Robert E. Riedl
Senior Vice President –Chief Investment Officer

PURCHASER

LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation

On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., a Delaware limited partnership

	By:	/s/ Steven E. Hartman
Steven E. Hartman
Vice President

EXHIBIT A

Form of

Amended and Restated Term C Note

[SEE ATTACHED]

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.

THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (OID). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1). JEFFREY P. FRITZ, A REPRESENTATIVE OF THE ISSUER OF THIS SECURITY, WILL, BEGINNING TEN DAYS AFTER THE ORIGINAL DATE OF ISSUANCE OF THIS SECURITY, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). MR. FRITZ MAY BE REACHED AT TELEPHONE NUMBER (949) 788-5616.

CONSUMER PORTFOLIO SERVICES, INC.

AMENDED AND RESTATED SECURED SENIOR NOTE DUE 2013

$27,750,000.00	Irvine, California
December 23 , 2010

FOR VALUE RECEIVED, CONSUMER PORTFOLIO SERVICES, INC., a California corporation (the “Company”), hereby promises to pay to the order of LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (the “Purchaser”), and/or its registered assigns (including the Purchaser, the “Holder”), the principal sum of TWENTY SEVEN MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($27,750,000.00) in immediately available funds and in lawful money of the United States of America, together with all premium, if any, accrued interest and other amounts owing from time to time hereunder, all as provided herein.

This Secured Senior Note Due 2013 (this “Note”) is the “Amended and Restated Term C Note” referred to in, and is being issued in connection with the consummation of the transactions contemplated by, that certain Third Amendment to Securities Purchase Agreement, dated as of the date of this Note, amending that certain Securities Purchase Agreement dated as of June 30, 2008 (as amended by the First Amendment to Securities Purchase Agreement dated July 10, 2008 and the Second Amendment to Securities Purchase Agreement dated November 13, 2009, and as may be further amended from time to time, the “Securities Purchase Agreement”), by and between the Company and the Purchaser. The Indebtedness evidenced by this Note shall constitute Senior Indebtedness of the Company.

The Holder is entitled to all of the rights and benefits of the Purchaser under the Securities Purchase Agreement and the other Investment Documents. If an Event of Default shall occur and be continuing, the unpaid principal balance of this Note, together with all premium, if any, accrued and unpaid interest on and all other amounts owing under this Note, may be declared to be or shall become, as the case may be, immediately due and payable upon the terms set forth in the Securities Purchase Agreement. The payment and performance of this Note is secured by the Collateral referred to in the Collateral Documents to which the Company is a party and is guaranteed under the Subsidiary Guaranty (which is secured by the Collateral referred to in the Collateral Documents to which the Subsidiary Guarantors are party).

1. Definitions; Construction and Interpretation. Unless otherwise indicated, all capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement. In addition, the rules of construction and interpretation specified in Sections 1.2 through 1.6 of the Securities Purchase Agreement shall likewise govern the construction and interpretation of this Note.

2. Payment of Interest; Default Interest Rate.

(a) So long as no Event of Default shall have occurred and be continuing, the Company shall pay interest on the unpaid principal balance of this Note from the date of original issuance hereof until fully paid at a rate per annum equal to sixteen (16) percentage points (the “Base Interest Rate”).

(b) If an Event of Default shall have occurred and be continuing, then, in addition to the rights, powers and remedies available to the Holder under the Securities Purchase Agreement, this Note, any other Note, the other Investment Documents and Applicable Laws, the Company shall pay interest on the unpaid principal balance of, premium, if any, and accrued and unpaid interest on, and all other Obligations owing under this Note at a rate per annum (the “Default Interest Rate”) equal to the Base Interest Rate plus two (2) percentage points. The Default Interest Rate shall begin to accrue on the date on which the applicable Event of Default shall be deemed to have occurred (as determined in accordance with the last paragraph of Section 10.1 of the Securities Purchase Agreement) and shall continue until such Event of Default shall have been cured or waived.

(c) Interest on this Note shall be payable monthly in cash in arrears on the last Business Day of each calendar month (or portion thereof) (each an “Interest Payment Date”), commencing on July 31, 2008. Interest shall be computed on the basis of the actual number of days elapsed over a 360-day year, including the first and last day.

3. Maturity Date. The entire unpaid principal balance of this Note, together with all premium, if any, accrued and unpaid interest on, and all other amounts owing under this Note, and all other Obligations then outstanding under the other Investment Documents, shall be due and payable on December 31, 2013 (the “Maturity Date”).

4. Optional Prepayments.

(a) The Company may voluntarily prepay or redeem the principal balance of this Note at any time and from time, in whole or in part, in the minimum amount of $100,000 and multiple integrals of $100,000 thereafter, at the prepayment premium (expressed as a percentage of the principal amount) applicable to the date upon which such prepayment or redemption is to be made, as follows:

Period During Which Prepayment or Redemption is Made	Premium Prepayment
After the Third Amendment Effective Date and on or before December 31, 2011	103.0%
After January 1, 2012 to and including December 31, 2012	101.0%
After January 1, 2013	100.0%

Each prepayment premium set forth in the table above is referred to in this Note as the “Prepayment Premium.” Any prepayment or redemption of the principal balance of this Note made shall be accompanied by a payment of all accrued and unpaid interest on the then-outstanding principal balance of this Note through and including the date of prepayment or redemption.

(b) If the Company elects to prepay or redeem all or any portion of the principal balance of this Note pursuant to Section 4(a), the Company shall furnish written notice to the Holder with respect to each voluntary prepayment not less than thirty (30) days prior to the date of prepayment or redemption. Such notice shall specify the principal balance of this Note to be prepaid on such date and shall be irrevocable. The amount to be paid on the date of prepayment or redemption shall be equal to (i) the Prepayment Premium applicable to such prepayment or redemption, multiplied by (ii) the principal amount of this Note specified in such prepayment notice to be prepaid or redeemed on such date, together with all accrued and unpaid interest on the then-outstanding principal balance of this Note through and including the date of prepayment or redemption.

5. Mandatory Prepayments.

(a) Asset Sales. If at any time the Company intends to consummate any Asset Sale in any Fiscal Year (which Asset Sale, when taken together with any other Asset Sales in the same Fiscal Year, exceeds aggregate proceeds of $100,000), the Company shall notify the Holder in writing, within ten (10) Business Days prior to the proposed date of consummation of such Asset Sale, of the proposed Asset Sale (including the subject matter and the material terms thereof and the proposed date of consummation) and the proposed use of the proceeds to be derived from such Asset Sale. Within five (5) Business Days following the Holder’s receipt of such written notice, the Holder may, by written notice furnished to the Company, direct the Company to apply all Net Cash Proceeds derived from such Asset Sale (less any Net Cash Proceeds required to be applied to prepay the Amended and Restated Term A Note and the Amended and Restated Term B Note) to prepay principal of, premium, if any, and accrued and unpaid interest on this Note. If the Holder directs the Company to make the mandatory prepayment contemplated by this Section 5(a), the Company shall make such prepayment within one (1) Business Day following the date of consummation of such Asset Sale. In addition, to the extent that the Company receives any cash or cash equivalents upon the sale, conversion, collection or other liquidation of any non-cash proceeds from such Asset Sale, the Company shall notify the Holder in writing within one (1) Business Day of such receipt. The Holder may, within five (5) Business Days after receipt of such written notice, direct the Company to make a mandatory prepayment under this Section 5(a) with such cash or cash equivalents and, if the Holder so directs the Company, the Company shall make such mandatory prepayment within one (1) Business Day following its receipt of the Holder’s notice.

(b) [Reserved]

(c) Application of Proceeds; Payment at Par. The mandatory prepayments provided for in this Section 5 shall be paid at 100.0% of the principal amount required to be prepaid. In the event that mandatory prepayments are required to be made under this Note, such prepayments shall be applied, in the sole discretion of the Holder, as follows: first, to the payment of all accrued and unpaid interest on this Note through and including the date of such prepayment; second, to all fees, costs and expenses that have accrued and have not been paid or reimbursed by the Company pursuant to the terms of this Note or any other Investment Document, and third, to the prepayment (in inverse order of maturity if applicable) of the unpaid principal balance of this Note. All mandatory prepayments provided for in this Section 5 shall be paid at 100.0% of the principal amount required to be prepaid, and shall be accompanied by the payment of any accrued and unpaid interest on, and other amounts owing under, this Note through and including the date of prepayment, all as provided for above.

6. Change in Control.

(a) If at any time a Change in Control shall occur, the Holder may, at its sole election, require the Company to prepay the principal balance of this Note, in whole or in part, in an amount equal to the greater of (i) the Prepayment Premium applicable to a prepayment or redemption otherwise made at such time as provided in Section 4(a) above, multiplied by the principal balance of this Note required to be prepaid, and (ii) 102.0% of the principal balance required to be prepaid, plus, in either of clause (i) or (ii), all accrued and unpaid interest on, and other amounts owing under, this Note through and including the date of prepayment.

(b) The Company shall notify the Holder in writing of any proposed or expected Change in Control at least ten (10) Business Days prior to the date that such Change in Control is scheduled to occur and inform the Holder in such notification of the Holder’s right to require the Company to prepay this Note as provided in this Section 6. If the Holder wishes to exercise its right to require the Company to prepay the principal balance of this Note pursuant to this Section 6, it shall furnish a written notice to the Company advising it of the Holder’s election to require the Company to prepay this Note and set forth the outstanding principal balance, premium, accrued and unpaid interest and all other amounts to be prepaid.

(c) If the Holder elects to require the Company to prepay this Note upon a Change in Control pursuant to this Section 6, the Company shall prepay this Note on the date that the Change in Control occurs.

(d) Nothing in this Section 6 shall be construed to permit the occurrence of, or waiver of, any Default or Event of Default arising, directly or indirectly, from any such Change in Control.

7. Manner of Payment. Payments of principal, premium, interest and other amounts to be paid under this Note shall be made to the Holder no later than 12:00 p.m. (noon) (Los Angeles time) on the date when due and in lawful money of the United States of America in immediately available funds pursuant to the wire transfer instructions heretofore provided by the Holder to the Company (or such other place of payment as the Holder may designate in writing). Any such payments shall be made without deduction whatsoever, including any deduction for set-off, recoupment, counterclaim or Taxes as provided in Section 7.1 of the Securities Purchase Agreement. Any payments received after 12:00 p.m. (noon) (Los Angeles time) shall be deemed to have been received on the next succeeding Business Day. Any payments due hereunder which are due on a day which is not a Business Day shall be payable on the immediately preceding Business Day, together with all accrued and unpaid interest through the actual due date of payment.

8. Maximum Lawful Rate of Interest. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under Applicable Laws. If the rate of interest payable on this Note is ever reduced as a result of this Section 8 and at any time thereafter the maximum rate permitted under applicable law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under Applicable Laws for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this Section 8.

9. Waivers. The Company hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor, and all other notices of any kind to which it may be entitled under Applicable Law or otherwise.

10. Registration of Note; Persons Deemed Owners. The Company shall maintain at its principal executive office a register in which it shall register this Note, any Assignments of this Note or any other notes issued hereunder and any other notes issued upon surrender hereof and thereof. At the option of the Holder, this Note may be exchanged for one or more new notes of like tenor in the principal denominations requested by the Holder (not exceeding in the aggregate the outstanding principal amount of the Note exchanged), and the Company shall, within three (3) Business Days after the surrender of this Note at the Company’s principal executive offices, deliver to the Holder such new note or notes. Prior to due presentation for registration of an Assignment of this Note, the Company may treat the person in whose name this Note is registered as the owner and the Holder thereof for all purposes whatsoever, and the Company shall not be affected by notice to the contrary.

11. Assignments and Participations. The Holder may make an Assignment of, or grant or sell Participations in, all or any portion of its rights under this Note in accordance with the provisions of Section 11.6 of the Securities Purchase Agreement.

12. Loss, Theft, Destruction or Mutilation of this Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement or other indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such mutilated Note, the Company shall make and deliver within three (3) Business Days a new note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

13. Costs of Collection. The Company shall pay to the Purchaser on demand all out-of-pocket fees, costs and expenses of every type and nature (including all fees and expenses of attorneys, accountants and other experts and all due diligence, collateral review, appraisal, search, filing and recording fees and expenses) which are expended or incurred by or on behalf of the Purchaser in connection with (a) the administration of this Note, (b) the collection and enforcement of this Note, whether or not any action, suit, arbitration or other proceeding is commenced; (c) the sale or other disposition of this Note; (d) the protection or preservation of any rights, powers or remedies of the Purchaser under this Note or any other Investment Document; (e) any actions taken by the Purchaser in negotiating any amendment, waiver, consent or release of or under this the Note or any other Investment Document; (f) if a Default or Event of Default shall occur and be continuing or if the Purchaser has determined in good faith that a Default or Event of Default is likely to occur, any actions taken in reviewing the financial affairs of the Company Parties (or any of them), which actions may include (i) inspecting the facilities of any Company Party or conducting audits or appraisals of the financial condition of any Company Party; (ii) having an accounting or other firm selected by the Purchaser review the books and records of any Company Party and perform a thorough and complete examination thereof; (iii) interviewing the managers, employees, attorneys and accountants of the Company Parties and other Persons related to the Company Parties or the Business which the Purchaser believes may have relevant information concerning the business, condition (financial or otherwise), results of operations or prospects of any of the Company Parties; and (iv) undertaking any other action which the Purchaser believes is necessary to assess accurately the financial condition and prospects of the Company Parties; (g) any refinancing, restructuring (whether in the nature of a “work out” or otherwise), bankruptcy or insolvency proceeding involving any Company Party, including any refinancing or restructuring of this Note or any other Investment Document; (h) any actions taken to verify, maintain, perfect and protect any Lien granted to the Purchaser by any Company Party or any other Person under the Collateral Documents; (i) any effort by the Purchaser to protect, audit, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any case under Bankruptcy Laws; or (j) having counsel advise the Purchaser as to its rights and responsibilities, the perfection, protection or preservation of rights or interests under the Investment Documents, with respect to negotiations with any Company Party or its Affiliates or with other creditors of any Company Party or with respect to any proceeding under any Bankruptcy Law.

14. Extension of Time. Subject to Section 12.2 of the Securities Purchase Agreement, the Holder may, at its option, extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgence without affecting or diminishing the Holder’s right to full recourse against the Company hereunder, which right is expressly reserved.

15. Notations. Before disposing of this Note or any portion thereof, the Holder may make a notation thereon (or on a schedule attached thereto) of the amount of all principal payments previously made by the Company with respect thereto.

16. No Novation. This Note constitutes the amendment and restatement in its entirety of the Term C Note, dated November 13, 2009 (“Original Term C Note”), issued by the Company to the Holder, and this Note is in substitution therefore and an amendment and restatement thereof. Nothing herein or in any other document shall be construed to constitute payment of the Original Term C Note or to release or terminate any guaranty or lien, pledge or other security interest in favor of the Holder.

17. Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF NEW YORK GENERAL OBLIGATIONS LAW AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

18. Consent to Jurisdiction and Venue. ANY SUIT, LEGAL ACTION OR SIMILAR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND THE HOLDER (BY ACCEPTANCE HEREOF) CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE COMPANY AND THE PURCHASER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY INVESTMENT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE COMPANY AND THE PURCHASER HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF THE STATE OF THE NEW YORK.

19. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE HOLDER (BY ACCEPTANCE HEREOF) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COUNSEL, WAIVES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE, THE SECURITIES PURCHASE AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING.

[Rest of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized representative on the date first written above.

CONSUMER PORTFOLIO SERVICES, INC., a California corporation

By:
	Name:	Charles E. Bradley, Jr.
	Title:	President and Chief Executive Officer

EXHIBIT B

Certificate of Determination of Rights, Preferences and Privileges of Series B Convertible

Preferred Stock of Consumer Portfolio Services, Inc.

[SEE ATTACHED]

CERTIFICATE OF DETERMINATION

OF

RIGHTS, PREFERENCES AND PRIVILEGES

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

CONSUMER PORTFOLIO SERVICES, INC.

a California Corporation

The undersigned, Charles E. Bradley, Jr., and Mark Creatura, hereby certify that:

I. They are the duly elected and acting President and Secretary, respectively, of Consumer Portfolio Services, Inc., a California corporation (the “Corporation”).

II. The Articles of Incorporation of the Corporation (the “Articles of Incorporation”) authorize the issuance of up to 10,000,000 shares of preferred stock (the “Serial Preferred Stock”), none of which shares are issued or outstanding.

III. Pursuant to authority given by the Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions with respect to the creation of a new series of preferred stock designated as the “Series B Convertible Preferred Stock”, of which 1,870.00 shares are authorized and none of which shares have been issued:

“WHEREAS, the Articles of Incorporation of Consumer Portfolio Services, Inc. (the “Corporation”) authorize that the Serial Preferred Stock of the Corporation may be issued from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them, and it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a new class of Serial Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the Articles of Incorporation, a series of preferred stock, par value $1.00 per share, of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1. DESIGNATION AND AMOUNT; RANK. There shall be created from the 10,000,000 shares of preferred stock, par value $1.00 per share, of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), and the number of shares of such series shall be 1,870.00. Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of authorized shares of the Series B Preferred Stock to a number less than the number of shares of Series B Preferred Stock then issued and outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series B Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation that are convertible into shares of Series B Preferred Stock. The Series B Preferred Stock shall rank senior to all of the Corporation’s capital stock with respect to the payment of dividends and to the distribution of assets upon a Liquidation Event.

2. DEFINITIONS. As used herein, in addition to those terms otherwise defined herein, the following terms shall have the following meanings:

2.1 “Acquisition” shall mean (a) a reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations (other than a wholly-owned subsidiary of the Corporation); or (b) the sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Corporation; (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s then outstanding securities; in each case which results in the Corporation’s stockholders immediately prior to such transaction or series of related transactions, holding less than fifty percent (50%) of the voting power of the entity surviving or continuing (including the corporation or the entity owning all or substantially all of the assets of the Corporation) following such transaction or series of related transactions; or (d) the occurrence of any event that would constitute a “Change in Control” under the Securities Purchase Agreement; provided that an Acquisition shall not include a merger effected solely for the purposes of changing the domicile of the Corporation.

2.2 “Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

2.3 “Common Stock” shall mean the common stock of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from no par value to par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.

2.4 “Conversion Price” shall mean, initially, $0.852 per share of Common Stock, subject to adjustment from time to time as set forth in Section 7.

2.5 “Conversion Ratio” at any date shall mean the Issue Price divided by the Conversion Price at such date.

2.6 “Convertible Securities” shall mean any options, warrants, convertible debt or other securities convertible into or exchangeable for shares of Common Stock

2.7 “Holder” shall mean a holder of record of an outstanding share or shares of Series B Preferred Stock.

2.8 “Issue Date” shall mean the first date of issuance of any shares of the Series B Preferred Stock.

2.9 “Issue Price” shall mean $852.00, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock

2.10 “Junior Stock” shall mean the Common Stock, the Series A Preferred Stock and each other class of capital stock or series of preferred stock of the Corporation established by the Board of Directors after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

2.11 “Liquidation Preference” shall mean, with respect to each share of the Series B Preferred Stock, an amount equal to $852.00 plus the Accruing Dividends, if any, then accrued on such share of Series B Preferred Stock and not previously paid, subject to equitable adjustment from time to time pursuant to Section 8.3.

2.12 “Market Price” of the Common Stock on any day shall be deemed to be the closing price of the Common Stock on such day as officially reported by the principal securities exchange in which the shares of Common Stock are listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any securities exchange, the last sale price, or if there is no last sale price, the closing bid price, as furnished by the Financial Industry Regulatory Authority (FINRA) (such as through the OTC Bulletin Board) or a similar organization. If the Market Price cannot be determined pursuant to the sentence above, the Market Price shall be determined in good faith (using customary valuation methods) by the Board of Directors based on the information best available to it.

2.13 “Parity Stock” shall mean each class of capital stock or series of preferred stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

2.14 “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

2.15 “Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of June 30, 2008, by and between the Corporation and Levine Leichtman Capital Partners IV, L.P., as amended, restated or otherwise modified from time to time in accordance with its provisions.

2.16 “Senior Stock” shall mean each class of capital stock or series of preferred stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

2.17 “Series A Preferred Stock” means the Corporation’s Series A Preferred Stock, par value $1.00 per share, none of which shares are issued or outstanding as of the Issue Date.

3. LIQUIDATION RIGHTS.

3.1 In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, or the commencement of any bankruptcy, insolvency or similar proceeding by or on behalf of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), each Holder shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders an amount equal to the greater of (i) the Liquidation Preference for each outstanding share of Series B Preferred Stock held by such Holder, and (ii) the amount that would have been received by such Holder pursuant to the Liquidation Event had such Holder converted all of its shares of Series B Preferred Stock into Common Stock immediately prior to the occurrence of the Liquidation Event (without regard to the conversion limitation set forth in the proviso of the first sentence of Section 7.1 hereof) (such greater amount, the “Liquidation Payment”), in either case, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any other class or series of stock of the Corporation. After the payment to the Holders of the Liquidation Payment for each outstanding share of Series B Preferred Stock, the Holders will not be entitled to any further participation in any distribution of assets by the Corporation.

3.2 For the purposes of this Section 3, any Acquisition shall be deemed a Liquidation Event and shall entitle the holders of the Series B Preferred Stock to receive for each share of Series B Preferred held at the closing of such Acquisition in cash, securities or other property the amount as specified in Section 3.1. Whenever the distribution provided for in this Section shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

3.3 All distributions made with respect to the Series B Preferred Stock in connection with any Liquidation Event shall be made pro rata to the Holders. If, upon a Liquidation Event, the assets of the Corporation legally available therefor are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock, then the holders of the Series B Preferred Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.

4. VOTING RIGHTS.

4.1 The shares of Series B Preferred Stock shall have no voting rights except as provided in Section 5.1 and as required by California law from time to time.

5. PROTECTIVE PROVISIONS

5.1 For so long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by California law, the vote or written consent of the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock shall be necessary for effecting, validating, or approving any of the following actions and the Corporation shall not, without such vote or written consent, take or permit to be taken any such actions:

5.1.1 Any amendment, alteration, or repeal of any provision of this Certificate of Determination;

5.1.2 Any amendment, alteration, or repeal of any provision of the Articles of Incorporation that would detrimentally effect the rights, preferences or privileges of the Series B Preferred Stock;

5.1.3 Any authorization, creation, designation, whether by reclassification or otherwise, or issuance of any Senior Stock or Parity Stock or any amendment, alteration or repeal of any right, power, preference, privilege, qualification, limitation, restriction or other term or provision pertaining thereto; and

5.1.4 Except for employee stock options permitted by the Securities Purchase Agreement, and except for the issuance of shares of Common Stock issuable upon the exercise or conversion of any Convertible Securities outstanding as of the Issue Date, any issuance of any shares of Common Stock for a price below the Market Price at the time of issuance, or any issuance of any Convertible Securities having an option price, conversion price, or exercise price below the Market Price at the time of issuance.

6. DIVIDENDS.

6.1 Commencing on the Issue Date, dividends at the rate per annum of twelve percent (12.0%) shall accrue on the Liquidation Preference on the Series B Preferred Stock (the “Accruing Dividends”). The Accruing Dividends shall compound quarterly on the first day of each calendar quarter following the Issue Date, whether or not declared, and shall be cumulative; provided however, that except as set forth in the following sentence of this Section 6 or Section 3, such Accruing Dividends shall be paid in cash on January 1 of each year beginning on January 1, 2012, provided that such shares of Series B Preferred Stock remain issued and outstanding on each such date. In addition, and notwithstanding any provision herein to the contrary, in the event that the shares of Series B Preferred Stock are converted into Common Stock on or prior to January 1, 2012, all dividends that have cumulated on the Series B Preferred Stock shall be deemed to have been automatically cancelled immediately prior to such conversion. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series B Preferred Stock and not previously paid and (ii) that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

7. CONVERSION.

7.1 Subject to the provisions of Section 8, the Series B Preferred Stock shall be converted into such whole number of shares of Common Stock as is equal to the number of shares being converted multiplied by the Conversion Ratio in effect on the date of conversion, plus cash in lieu of any fractional share of Common Stock as provided in Section 7.4, automatically and without further action by the Corporation or any Holder, upon the vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, provided however, that such approval shall be subject to the affirmative vote of the holders of a majority of the shares of Common Stock casting votes on such action. The Corporation shall give notice to the Holders of the automatic conversion of the Series B Preferred Stock pursuant to this Section 7.1. Within five (5) business days of the automatic conversion of the Series B Preferred Stock pursuant to this Section 7.1, the Corporation shall send to each Holder at its record address via nationally-recognized overnight courier (e.g., UPS, FedEx, USPS) one stock certificate evidencing the shares of Common Stock into which such Holder’s shares of Series B Preferred Stock have been converted.

7.2 On the date of any conversion, all rights of any Holder with respect to the shares of Series B Preferred Stock so converted, including the rights, if any, to receive distributions of the Corporation’s assets (including, but not limited to, the Liquidation Preference) or notices from the Corporation, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of whole shares of Common Stock into which such shares of Series B Preferred Stock have been converted and cash in lieu of any fractional share as provided in Section 7.4. In the case of any share of Series B Preferred Stock which is converted after any record date with respect to the payment of a dividend on the Series B Preferred Stock and on or prior to the dividend payment date related to such record date, the dividend due on such dividend payment date shall be payable on such dividend payment date to the holder of record of such share as of such preceding record date notwithstanding such conversion.

7.3 The Corporation shall reserve out of the authorized but unissued shares of its Common Stock, sufficient shares of its Common Stock to provide for the conversion of shares of Series B Preferred Stock. The Corporation shall take all action necessary so that all shares of Common Stock that may be issued upon conversion of shares of Series B Preferred Stock will upon issue be validly issued, fully paid and nonassessable, and free from all liens and charges in respect of the issuance or delivery thereof.

7.4 No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of the shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock held by the same Holder shall be subject to conversion at one time, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the conversion of all of such shares of Series B Preferred Stock. If the conversion of any share or shares of Series B Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Market Price of the Common Stock on the conversion date shall be paid to such Holder in cash by the Corporation.

7.5 If the Corporation shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series B Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series B Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 7.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

7.6 If the Corporation at any time or from time to time after the Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 7.6 to reflect the actual payment of such dividend or distribution.

7.7 If at any time or from time to time after the Issue Date, the Corporation shall fix a record date for the making of a distribution to all holders of shares of Common Stock, (i) of shares of any class of capital stock of the Corporation other than shares of Common Stock, or (ii) of evidences of indebtedness of the Corporation, or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions provided for elsewhere in this Section 7), or (iv) of Convertible Securities, provision shall be made so that the Holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such event, subject to adjustment in respect of such stock or securities by the terms thereof; provided, however, that if such record date is fixed and if such distribution is not fully made on the date fixed therefor, the Holders of the Series B Preferred Stock shall only be entitled to receive upon conversion of the Series B Preferred Stock the actual number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have actually received in such distribution.

7.8 If at any time or from time to time after the Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than as provided for elsewhere in this Section 7), in any such event each Holder of Series B Preferred Stock shall have the right thereafter to convert such Series B Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. Any adjustment under this Section 7.8 shall become effective at the close of business on the date the recapitalization, reclassification or change becomes effective.

7.9 Notwithstanding anything herein to the contrary, no adjustment under this Section 7 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.

7.10 Upon any adjustment pursuant to this Section 7, the Corporation promptly shall deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the change to the rights of the Series B Preferred Stock in effect following such adjustment.

8. OPTIONAL REDEMPTION.

8.1 At any time commencing on December 31, 2013, at the election of a Holder of Series B Preferred Stock, the Corporation shall redeem, out of funds legally available therefor, the number of outstanding shares of Series B Preferred Stock held by such Holder and identified by such Holder in a written notice to the Corporation pursuant to Section 8.2 below. The redemption shall take place at any time after such date at a price equal to the greater of (i) the Liquidation Preference for each outstanding share of Series B Preferred Stock held by such Holder, and (ii) an amount equal to the product of (A) the Market Price on the Redemption Date, and (B) the number of shares of Common Stock that would have been received by such Holder had such Holder converted all of its shares of Series B Preferred Stock into Common Stock immediately prior to the Redemption Date (without regard to the conversion limitation set forth in the proviso of the first sentence of Section 7.1 hereof) (such greater amount, the “Optional Redemption Price”).

8.2 Notice of any redemption pursuant to Section 8.1 (a “Redemption Notice”) shall be sent by or on behalf of a Holder of Series B Preferred Stock at least five (5) but not more than thirty (30) days prior to the date specified for redemption in such notice (the “Redemption Date”), by first class mail, postage prepaid, or via nationally-recognized overnight courier, to the Corporation. The Redemption Notice shall state (A) the Redemption Date and (B) the aggregate number of shares of Series B Preferred Stock to be redeemed from such Holder.

8.3 The Corporation shall redeem the shares of each Holder of Series B Preferred Stock being redeemed pursuant to this Article 8 by making the applicable cash payments to such Holder in respect of each share owned by such Holder and being redeemed.

8.4 From and after each Redemption Date, unless there shall have been a default in payment of the Optional Redemption Price, all rights of the Holders of shares of Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock (except the right to receive the Optional Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall be retired and given the status of authorized and unissued Serial Preferred Stock, undesignated as to series, subject to reissuance by the Corporation as shares of Serial Preferred Stock of one or more series, as may be determined from time to time by the Board of Directors

9. [Omitted]

10. MISCELLANEOUS.

10.1 With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

10.2 Except as otherwise provided herein, the shares of the Series B Preferred Stock shall be issuable and convertible only in whole shares and cash shall be paid in lieu of fractional shares.

10.3 The Liquidation Preference, the amount of dividends per share set forth in Section 6 and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series B Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution. Upon any such equitable adjustment, the Corporation shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the change to the rights of the Series B Preferred Stock in effect following such adjustment.

10.4 Shares of Series B Preferred Stock converted into Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of Serial Preferred Stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of Serial Preferred Stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.

10.5 In case, at any time while the shares of Series B Preferred Stock are outstanding:

10.5.1 The Corporation shall authorize the issuance to all holders of its shares of any Junior Stock of rights or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

10.5.2 There is any recapitalization, reclassification or other change to the Common Stock; or

10.5.3 There is any Acquisition; or

10.5.4 There is a Liquidation Event;

then the Corporation shall cause to be mailed to Holders at least 10 days before the date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, and/or (ii) the date on which any such reclassification, consolidation, Acquisition or Liquidation Event is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares for the applicable consideration, deliverable upon such reclassification, consolidation, Acquisition or Liquidation Event. Notwithstanding the foregoing, no notice is required under this Section 8.5 if the action requires the approval of the Series B Preferred Stock, voting as a class, under Section 5.

10.6 The headings of the various sections and subsections of this Certificate of Determination are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Determination.

10.7 Whenever possible, each provision of this Certificate of Determination shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Determination. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Determination would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

10.8 The Corporation will provide to the holders of the Series B Preferred Stock all communications sent by the Corporation to the holders of the Common Stock and any other class of Serial Preferred Stock.

10.9 Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Determination or the Articles of Incorporation.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Determination are true and correct of our own knowledge.

Dated: December 23, 2010
Name: Charles E. Bradley, Jr.
Title: President

Name: Mark Creatura
Title: Secretary

EXHIBIT C

TroyGould Opinion

December 28, 2010

VIA MESSENGER

Levine Leichtman Capital Partners IV, L.P.

335 North Maple Drive

Suite 240

Beverly Hills, California 90210

Re:	Consumer Portfolio Services, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Consumer Portfolio Services, Inc., a California corporation (the “Company”), in connection with the sale and issuance by the Company of, among other things, 1,870 shares (the “Preferred Shares” or the “Shares”) of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”), pursuant to the Third Amendment (as defined below). This opinion letter is rendered to you pursuant to Section 3(b)(v)(iii) of the Third Amendment. Capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Third Amendment.

A. Reviewed Documents: In rendering the opinions expressed herein, we have reviewed and examined originals or copies of the following (collectively, the “Reviewed Documents”):

1. The Securities Purchase Agreement dated June 30, 2008, as amended by the First Amendment to Securities Purchase Agreement dated July 10, 2008 and by the Second Amendment to Securities Purchase Agreement dated November 13, 2009 (as so amended, the “Existing Agreement”), by and among the Company and the Purchaser (collectively, along with the Third Amendment, the Note and the Affirmation referred to below, the “Transaction Documents”);

2. The Third Amendment to Securities Purchase Agreement (the “Third Amendment”), dated as of December 23, 2010, by and among the Company and the Purchaser;

3. A copy of the Restated Articles of Incorporation of the Company, as amended (the “Articles”), certified as true and correct by the Secretary of the Company as of December 23, 2010;

Levine Leichtman Capital Partners IV, L.P.

December 28, 2010

4. A copy of the Certificate of Determination of Rights, Preferences and Privileges of Series B Convertible Preferred Stock filed with the Secretary of State of the State of California on December 27, 2010 (the “Certificate of Determination”);

5. A good standing certificate of the Company from the Secretary of State of the State of California, dated December 8, 2010 (the “Good Standing Certificate”);

6. The Bylaws of the Company (the “Bylaws”), certified by an officer of the Company as of the date hereof;

7. A unanimous written consent executed by the board of directors of the Company relating to the authorization, issuance and sale of the Shares and certain other actions to be taken in connection with the sale thereof and the Transaction Documents; and

8. An Officer’s Certificate of the Company dated as of December 23, 2010 (the “Officer’s Certificate”), in the form attached hereto.

B. Assumptions: With your permission, we have made (and are relying upon) the following assumptions, all without any investigation, inquiry or consideration by us:

1. All information furnished to us is accurate and complete; all documents submitted to us as original or certified documents are genuine; the original or certified documents of all copies submitted to us as conformed or photocopies thereof conform to the originals thereof; and all signatures on all documents are genuine.

2. All natural persons who have executed any of the Reviewed Documents have the legal capacity to do so.

3. (a) All proceedings necessary to authorize the actions of the parties (other than the Company) to the Transaction Documents have been taken; (b) each such other party has all requisite legal power and authority to enter into and perform each of the Transaction Documents to which it is a party and any other agreements contemplated thereby to which it is a party (collectively, along with the Transaction Documents, the “Nonclient Agreements”) and to perform the transactions contemplated thereby; (c) all Nonclient Agreements are the legal, valid and binding obligations of such other party, enforceable against such party in accordance with their respective terms; and (d) the execution and performance by such other party of the Nonclient Agreements do not and will not violate any charter, bylaw, organizational documents, law, rule, regulation, agreement or covenant to which such other party is subject.

4. No deletions, additions or modifications material to our opinions herein have been made to the versions of the Reviewed Documents furnished to us in connection herewith, and the Transaction Documents executed and delivered by the Company do not differ in any way material to our opinions herein from the forms thereof furnished to and reviewed by us.

Levine Leichtman Capital Partners IV, L.P.

December 28, 2010

5. All representations and warranties as to factual matters contained in the Reviewed Documents are true and complete.

6. All certificates and reports obtained by us from officers, directors, representatives, partners or public officials are accurate and complete.

7. Except for the Transaction Documents and the documents and instruments deliverable thereunder, there are no other documents or agreements between the Company and the Purchaser that would expand or otherwise modify the obligations of the Company under the Transaction Documents or that would have any effect on the opinions rendered herein.

8. No fraud, dishonesty, forgery, coercion, duress or breach of fiduciary duty exists or will exist with respect to any matter relevant to our opinions herein.

9. There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence with respect to the transactions contemplated by the Transaction Documents.

10. There has been full compliance with all state “blue sky” and foreign securities laws, rules and regulations that are applicable to the Transaction Documents and the transactions contemplated thereby.

C. Knowledge: Whenever a statement herein is qualified by “known to us,” “to our knowledge” or similar phrase, it is intended to indicate that, during the course of our representation of the Company, (a) no information that would give us current actual knowledge of the inaccuracy of such statement has come to our attention; (b) we have not undertaken any independent investigation or inquiry to determine the accuracy of such statement; (c) any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or inquiry; and (d) no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

D. Opinions. Based upon the foregoing and in reliance thereon, and subject to the limitations and qualifications set forth below, we are of the opinion that:

1. The Company has the corporate power and corporate authority to issue the Shares to the Purchaser and to issue the Conversion Shares (as defined below) upon the conversion of the shares of Series B Preferred in accordance with the terms of the Certificate of Determination. All corporate acts and corporate proceedings required for the offer, issuance and

Levine Leichtman Capital Partners IV, L.P.

December 28, 2010

delivery by the Company of the Shares and the issuance of the Conversion Shares upon the conversion of the shares of Series B Preferred in accordance with the terms of the Certificate of Determination have been taken.

2. The Shares have been duly authorized by all necessary corporate action by the Company and, when issued and sold in the manner set forth in the Third Amendment against payment therefor, will be validly issued and outstanding, fully paid and non-assessable and free and clear of all liens or restrictions known to us, other than liens or restrictions that might have been created or suffered by the Purchaser or imposed by the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, or the Transaction Documents. The issuance of the Shares is not subject to any preemptive rights set forth in the Articles or Bylaws.

3. When the shares of common stock issuable upon conversion of the Preferred Shares (the “Conversion Shares”) are issued in accordance with the terms of the Certificate of Determination, the Conversion Shares will be duly authorized by all necessary action by the Company; and assuming (i) the Conversion Shares so issuable remain validly authorized on the dates of conversion of the Preferred Shares, and (ii) no change occurs in the applicable law or the pertinent facts, the Conversion Shares so issuable will be validly issued, fully paid and non-assessable and free and clear of all liens and restrictions known to us, other than liens or restrictions that might have been created or suffered by the Purchaser or imposed by the Securities Act, applicable state securities laws, or the Transaction Documents. The Conversion Shares have been duly and validly reserved for issuance.

4. Neither the execution, delivery or performance by the Company of the Transaction Documents, nor the issuance of the Shares or the Conversion Shares (in accordance with the terms of the Certificate of Determination), will (a) violate any terms of the Articles or the Bylaws; or (b) to our knowledge, result in any violation of or conflict with any California Laws (as hereinafter defined). The term “California Laws” means those statutes, judgments, rules, regulations, orders, and decrees of any California Authority (as hereinafter defined) or arbitrator by which the Company is bound, the existence of which are actually known to us and which, in our experience, are typically applicable to transactions of the type contemplated by the Transaction Documents. The term “California Authority” means any legislative, judicial, administrative or regulatory body of the State of California.

5. No consent, approval, authorization or order of any Federal Authority (as defined below) or California Authority is required for the performance of any of the Transaction Documents by the Company and of the transactions contemplated thereby, except as may be required under the Securities Act or state securities laws in connection with the purchase of the Shares by the Purchasers; provided, however, that the foregoing opinion is limited to such consents, approvals, authorizations and orders which are actually known to us and which, in our experience, are typically applicable to offerings of securities of the type contemplated by the Transaction Documents. The term “Federal Authority” means any legislative, judicial, administrative or regulatory body of the United States of America.

Levine Leichtman Capital Partners IV, L.P.

December 28, 2010

6. The Certificate of Determination has been duly adopted by the Board of Directors of the Company, has been duly filed with the Secretary of State of the State of California and has become effective under the California General Corporation Law. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Series B Preferred Stock as set forth in the Certificate of Determination do not conflict in any material respect with the California General Corporation Law.

7. Assuming the truth, accuracy and completeness of the representations and warranties of the Purchaser set forth in Section 5 of the Third Amendment, the issuance or sale of the Shares pursuant to the terms of the Amendment, and the issuance of the Conversion Shares upon the conversion of the shares of Series B Preferred in accordance with the terms of the Certificate of Determination, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

E. General Qualifications: Notwithstanding anything to the contrary contained in this opinion letter, our opinions expressed above are limited by and subject to the following:

1. With respect to the opinions expressed in paragraphs D.2 and D.3 herein as to the due authorization and valid issuance of the Shares and the Conversion Shares, in determining the number of shares of capital stock of the Company authorized at any time we have relied exclusively, without any independent investigation or inquiry by us, on the Articles and the Certificate of Determination.

2. We neither express nor imply any opinion with respect to enforceability of any of the Transaction Documents.

3. We neither express nor imply any opinion regarding any document, contract, or agreement other than the Transaction Documents.

4. We are members of the State Bar of California. We neither express nor imply any opinion as to the laws of any jurisdiction other than the internal laws of the State of California and the Federal laws of the United States of America. The foregoing laws considered by us exclude laws of any counties, cities, towns, municipalities and special political subdivisions and any agencies thereof; laws relating to land use, zoning and building code issues, taxes, environmental issues, intellectual property laws and Federal Reserve Board margin regulation issues; and laws related to the assets and activities of those committing or supporting terrorism, including any regulation of the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Levine Leichtman Capital Partners IV, L.P.

December 28, 2010

5. To the extent that the laws of any jurisdiction (other than the internal laws of the State of California or the Federal laws of the United States of America) may bear upon or otherwise be relevant to any of our opinions expressed herein, we have assumed (without rendering any opinion to such effect) that such other laws are in all respects material to this opinion identical to the laws of the State of California, without regard to conflict of law provisions, and would not cause any of such opinions to be incorrect or misleading, or cause us otherwise to change or reword such opinions.

6. The opinions expressed above concern only the effect of laws as currently in effect. This letter and the matters addressed herein are as of the date hereof and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, or any other Person, or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

7. Except for the Reviewed Documents, we have not made any independent review of any of the Company’s or any other Person’s operations, or of any contract, agreement or indenture which may have been executed by, or which may now be binding upon, any of them, nor have we reviewed our internal files or any files of the Company or any other Person relating to transactions to which any of them may be a party, or conducted inquiries of any third parties, governmental officials or public records, or conducted inquiries of any Person other than as expressly reflected herein.

8. We neither express nor imply any opinion as to (a) the financial condition or solvency of the Company; (b) the ability (financial or otherwise) of the Company or any other Person to meet its respective obligations under the Transaction Documents; (c) the conformity of the Transaction Documents to any term sheet or commitment letter; (d) compliance by the Company or any other Person with the antifraud provisions of the Securities Act or with the Securities Exchange Act of 1934, the Trust Indenture Act of 1939, the Investment Company Act of 1940, the Investment Advisors Act of 1940, or the rules or regulations under any of such Acts; (e) the rules or regulations of Nasdaq or of any other securities exchange or FINRA; or (f) compliance with laws, rules or regulations that apply to misstatements or omissions made in connection with the offer and sale of securities.

9. This opinion letter was prepared, and should be interpreted, in accordance with the Business Law Section of the State Bar of California, 2005 Report of the Committee of the Business Law Section of the State Bar of California Regarding Legal Opinions in Business Transactions (as updated in the October 2007 edition). Without limiting the generality of the foregoing, with respect to our opinions set forth in paragraph D.1, above, as to the Company’s corporate power and corporate authority, we interpret that phrase to mean that the action would not be ultra vires with respect to the Company and such phrase does not extend to any federal, state or local authorizations or approvals.

Levine Leichtman Capital Partners IV, L.P.

December 28, 2010

10. This opinion letter is rendered to the Purchaser in connection with the transactions contemplated by the Transaction Documents and may not be relied on by any Person other than the Purchaser or by the Purchaser in any other context. Accordingly, this opinion letter may not be reproduced, delivered to or relied upon by any other Person, and it may not be relied upon for any other purpose whatsoever, except that it may be examined and referred to by counsel for the Purchaser.

Very truly yours,

TROYGOULD PC

EXHIBIT D

TroyGould Opinion

December 23, 2010

Levine Leichtman Capital Partners IV, L.P.

335 North Maple Drive

Suite 240

Beverly Hills, California 90210

Re:	Consumer Portfolio Services, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Consumer Portfolio Services, Inc., a California corporation (the “Company”), in connection with the sale and issuance by the Company of, among other things, (i) 880,000 shares (the “Common Shares” or the “Shares”) of the Company’s Common Stock (the “Common Stock”) and (ii) a secured senior note in the aggregate principal amount of $27,750,000, in each case pursuant to the Third Amendment (as defined below). This opinion letter is rendered to you pursuant to Section 3(b)(v)(iii) of the Third Amendment. Capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Third Amendment.

A. Reviewed Documents: In rendering the opinions expressed herein, we have reviewed and examined originals or copies of the following (collectively, the “Reviewed Documents”):

1. The Securities Purchase Agreement dated June 30, 2008, as amended by the First Amendment to Securities Purchase Agreement dated July 10, 2008 and by the Second Amendment to Securities Purchase Agreement dated November 13, 2009 (as so amended, the “Existing Agreement”), by and among the Company and the Purchaser (collectively, along with the Third Amendment, the Note and the Affirmation referred to below, the “Transaction Documents”);

2. The Third Amendment to Securities Purchase Agreement (the “Third Amendment”), dated as of the date hereof, by and among the Company and the Purchaser;

3. The Secured Senior Note by the Company in favor of the Purchaser, dated as of the date hereof, in the aggregate principal amount of $27,750,000 (the “Note”);

Levine Leichtman Capital Partners IV, L.P.

December 23, 2010

4. The Acknowledgment and Affirmation of Subsidiary Guaranty and Subsidiary Collateral Documents, dated as of the date hereof, by the Company and certain of its subsidiaries in favor of the Purchaser (the “Affirmation”);

5. A copy of the Restated Articles of Incorporation of the Company, as amended (the “Articles”), certified as true and correct by the Secretary of the Company as of the date hereof;

6. A good standing certificate of the Company from the Secretary of State of the State of California, dated December 8, 2010 (the “Good Standing Certificate”);

7. The Bylaws of the Company (the “Bylaws”), certified by an officer of the Company as of the date hereof;

8. A unanimous written consent executed by the board of directors of the Company relating to the authorization, issuance and sale of the Shares and the Note and certain other actions to be taken in connection with the sale thereof and the Transaction Documents; and

9. An Officer’s Certificate of the Company dated as of the date hereof (the “Officer’s Certificate”), in the form attached hereto.

B. Assumptions: With your permission, we have made (and are relying upon) the following assumptions, all without any investigation, inquiry or consideration by us:

1. All information furnished to us is accurate and complete; all documents submitted to us as original or certified documents are genuine; the original or certified documents of all copies submitted to us as conformed or photocopies thereof conform to the originals thereof; and all signatures on all documents are genuine.

2. All natural persons who have executed any of the Reviewed Documents have the legal capacity to do so.

3. (a) All proceedings necessary to authorize the actions of the parties (other than the Company) to the Transaction Documents have been taken; (b) each such other party has all requisite legal power and authority to enter into and perform each of the Transaction Documents to which it is a party and any other agreements contemplated thereby to which it is a party (collectively, along with the Transaction Documents, the “Nonclient Agreements”) and to perform the transactions contemplated thereby; (c) all Nonclient Agreements are the legal, valid and binding obligations of such other party, enforceable against such party in accordance with their respective terms; and (d) the execution and performance by such other party of the Nonclient Agreements do not and will not violate any charter, bylaw, organizational documents, law, rule, regulation, agreement or covenant to which such other party is subject.

Levine Leichtman Capital Partners IV, L.P.

December 23, 2010

4. No deletions, additions or modifications material to our opinions herein have been made to the versions of the Reviewed Documents furnished to us in connection herewith, and the Transaction Documents executed and delivered by the Company do not differ in any way material to our opinions herein from the forms thereof furnished to and reviewed by us.

5. All representations and warranties as to factual matters contained in the Reviewed Documents are true and complete.

6. All certificates and reports obtained by us from officers, directors, representatives, partners or public officials are accurate and complete.

7. Except for the Transaction Documents and the documents and instruments deliverable thereunder, there are no other documents or agreements between the Company and the Purchaser that would expand or otherwise modify the obligations of the Company under the Transaction Documents or that would have any effect on the opinions rendered herein.

8. No fraud, dishonesty, forgery, coercion, duress or breach of fiduciary duty exists or will exist with respect to any matter relevant to our opinions herein.

9. There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence with respect to the transactions contemplated by the Transaction Documents.

10. There has been full compliance with all state “blue sky” and foreign securities laws, rules and regulations that are applicable to the Transaction Documents and the transactions contemplated thereby.

C. Knowledge: Whenever a statement herein is qualified by “known to us,” “to our knowledge” or similar phrase, it is intended to indicate that, during the course of our representation of the Company, (a) no information that would give us current actual knowledge of the inaccuracy of such statement has come to our attention; (b) we have not undertaken any independent investigation or inquiry to determine the accuracy of such statement; (c) any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or inquiry; and (d) no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

Levine Leichtman Capital Partners IV, L.P.

December 23, 2010

D. Opinions. Based upon the foregoing and in reliance thereon, and subject to the limitations and qualifications set forth below, we are of the opinion that:

1. Based solely on the Articles, the Good Standing Certificate and the Officer’s Certificate, the Company is duly incorporated and validly existing, and is in good standing, under the laws of the State of California, with corporate power to own its properties and assets and to conduct any activity that a corporation organized under the General Corporation Law of the State of California may conduct.

2. The Company has the corporate power and corporate authority to execute and deliver the Transaction Documents and to perform its obligations thereunder and the transactions contemplated thereby, including the issuance of the Shares to the Purchaser. All corporate acts and corporate proceedings required for the authorization, execution and delivery by the Company of the Transaction Documents, the offer, issuance and delivery by the Company of the Shares, and the performance by the Company of the Transaction Documents, have been taken.

3. The Transaction Documents have been duly and validly authorized by the Company.

4. The Shares have been duly authorized by all necessary corporate action by the Company and, when issued and sold in the manner set forth in the Third Amendment against payment therefor, will be validly issued and outstanding, fully paid and non-assessable and free and clear of all liens or restrictions known to us, other than liens or restrictions that might have been created or suffered by the Purchaser or imposed by the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, or the Transaction Documents. The issuance of the Shares is not subject to any preemptive rights set forth in the Articles or Bylaws.

5. Neither the execution, delivery or performance by the Company of the Transaction Documents, nor the issuance of the Shares, will (a) violate any terms of the Articles or the Bylaws; or (b) to our knowledge, result in any violation of or conflict with any California Laws (as hereinafter defined). The term “California Laws” means those statutes, judgments, rules, regulations, orders, and decrees of any California Authority (as hereinafter defined) or arbitrator by which the Company is bound, the existence of which are actually known to us and which, in our experience, are typically applicable to transactions of the type contemplated by the Transaction Documents. The term “California Authority” means any legislative, judicial, administrative or regulatory body of the State of California.

6. No consent, approval, authorization or order of any Federal Authority (as defined below) or California Authority is required for the performance of any of the Transaction Documents by the Company and of the transactions contemplated thereby, except as may be required under the Securities Act or state securities laws in connection with the purchase of the Shares by the Purchasers; provided, however, that the foregoing opinion is limited to such consents, approvals, authorizations and orders which are actually known to us and which, in our experience, are typically applicable to offerings of securities of the type contemplated by the Transaction Documents. The term “Federal Authority” means any legislative, judicial, administrative or regulatory body of the United States of America.

Levine Leichtman Capital Partners IV, L.P.

December 23, 2010

7. Assuming the truth, accuracy and completeness of the representations and warranties of the Purchaser set forth in Section 5 of the Third Amendment, the issuance or sale of the Shares pursuant to the terms of the Purchase Agreement constitutes a transaction exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

E. General Qualifications: Notwithstanding anything to the contrary contained in this opinion letter, our opinions expressed above are limited by and subject to the following:

1. The Third Amendment provides for the issuance and sale by the Company to the Purchaser of shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”). As of the date of this opinion, the Series B Preferred has not been created. Accordingly, we neither express nor imply any opinion relating to the Series B Preferred. Furthermore, in rendering this opinion letter, we have assumed that the Series B Preferred will in fact be created and issued to the Purchaser on the terms set forth in the Third Amendment. We are not passing upon the effect on the Transaction Documents that could result from the failure of the Company to create or issue the Series B Preferred.

2. With respect to the opinions expressed in paragraph D.4 herein as to the due authorization and valid issuance of the Shares, in determining the number of shares of capital stock of the Company authorized at any time we have relied exclusively, without any independent investigation or inquiry by us, on the Articles.

3. We neither express nor imply any opinion with respect to enforceability of any of the Transaction Documents.

4. We neither express nor imply any opinion regarding any document, contract, or agreement other than the Transaction Documents.

5. We are members of the State Bar of California. We neither express nor imply any opinion as to the laws of any jurisdiction other than the internal laws of the State of California and the Federal laws of the United States of America. The foregoing laws considered by us exclude laws of any counties, cities, towns, municipalities and special political subdivisions and any agencies thereof; laws relating to land use, zoning and building code issues, taxes, environmental issues, intellectual property laws and Federal Reserve Board margin regulation issues; and laws related to the assets and activities of those committing or supporting terrorism, including any regulation of the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Levine Leichtman Capital Partners IV, L.P.

December 23, 2010

6. To the extent that the laws of any jurisdiction (other than the internal laws of the State of California or the Federal laws of the United States of America) may bear upon or otherwise be relevant to any of our opinions expressed herein, we have assumed (without rendering any opinion to such effect) that such other laws are in all respects material to this opinion identical to the laws of the State of California, without regard to conflict of law provisions, and would not cause any of such opinions to be incorrect or misleading, or cause us otherwise to change or reword such opinions.

7. The opinions expressed above concern only the effect of laws as currently in effect. This letter and the matters addressed herein are as of the date hereof and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, or any other Person, or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

8. Except for the Reviewed Documents, we have not made any independent review of any of the Company’s or any other Person’s operations, or of any contract, agreement or indenture which may have been executed by, or which may now be binding upon, any of them, nor have we reviewed our internal files or any files of the Company or any other Person relating to transactions to which any of them may be a party, or conducted inquiries of any third parties, governmental officials or public records, or conducted inquiries of any Person other than as expressly reflected herein.

9. We neither express nor imply any opinion as to (a) the financial condition or solvency of the Company; (b) the ability (financial or otherwise) of the Company or any other Person to meet its respective obligations under the Transaction Documents; (c) the conformity of the Transaction Documents to any term sheet or commitment letter; (d) compliance by the Company or any other Person with the antifraud provisions of the Securities Act or with the Securities Exchange Act of 1934, the Trust Indenture Act of 1939, the Investment Company Act of 1940, the Investment Advisors Act of 1940, or the rules or regulations under any of such Acts; (e) the rules or regulations of Nasdaq or of any other securities exchange or FINRA; or (f) compliance with laws, rules or regulations that apply to misstatements or omissions made in connection with the offer and sale of securities.

10. This opinion letter was prepared, and should be interpreted, in accordance with the Business Law Section of the State Bar of California, 2005 Report of the Committee of the Business Law Section of the State Bar of California Regarding Legal Opinions in Business Transactions (as updated in the October 2007 edition). Without limiting the generality of the foregoing, with respect to our opinions set forth in paragraph D.2, above, as to the Company’s corporate power and corporate authority, we interpret that phrase to mean that the action would not be ultra vires with respect to the Company and such phrase does not extend to any federal, state or local authorizations or approvals.

Levine Leichtman Capital Partners IV, L.P.

December 23, 2010

11. This opinion letter is rendered to the Purchaser in connection with the transactions contemplated by the Agreement and may not be relied on by any Person other than the Purchaser or by the Purchaser in any other context. Accordingly, this opinion letter may not be reproduced, delivered to or relied upon by any other Person, and it may not be relied upon for any other purpose whatsoever, except that it may be examined and referred to by counsel for the Purchaser.

Very truly yours,

TROYGOULD PC